                                                                Exhibit 99(a)(8)


THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE ONLY BY THE OFFER TO PURCHASE, DATED MARCH 5, 2001, AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER, HOWEVER, IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. HOWEVER, PURCHASER (AS DEFINED BELOW) MAY, IN ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES IN SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY ROTHSCHILD INC. ("ROTHSCHILD" OR THE "DEALER MANAGER") OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                           Notice of Offer to Purchase for Cash
                          All Outstanding Shares of Common Stock
                                            of
                             SUNGLASS HUT INTERNATIONAL, INC.
                                            at
                                   $11.50 Net Per Share
                                            by
                                 SHADE ACQUISITION CORP.,
                               a wholly-owned subsidiary of
                                  LUXOTTICA GROUP S.p.A.

      Shade Acquisition Corp., a Florida corporation ("Purchaser") and an indirect wholly-owned subsidiary of Luxottica Group S.p.A., an Italian corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sunglass Hut International, Inc., a Florida corporation (the "Company"), at a price of $11.50 per Share, net to the seller in cash (the "Share Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 5, 2001 (the "Offer to Purchase"), and in the related letter of transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of the Dealer Manager, the Depositary and MacKenzie

Partners, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following the consummation of the Offer, Purchaser intends to effect the Merger described below.

--------------------------------------------------------------------------------

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 30, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), THERE NOT HAVING OCCURRED A MATERIAL ADVERSE CHANGE IN THE COMPANY OR ITS BUSINESS, AND THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 15 AND 16 OF THE OFFER TO PURCHASE.

      The Offer is not subject to any financing condition. Purchaser expects to obtain all funds necessary for the Offer and the Merger through capital contributions or advances to be made to Purchaser by Parent. Although the Offer and the Merger are not subject to any financing condition, Parent intends to obtain the funds for such capital contributions or advances primarily from a new credit facility. See Section 9 of the Offer to Purchase.

      The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 22, 2001 (as the same may be amended, the "Merger Agreement"), by and among Parent, Purchaser and the Company. The purpose of the Offer is for Parent, through Purchaser, to acquire a majority voting interest in the Company as the first step in acquiring the entire equity interest in the Company. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that as promptly as practicable after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, and in accordance with relevant provisions of the Florida Business Corporation Act (the "FBCA"), Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), wholly owned by Parent. At the option of Parent, the Merger may be structured so that the Company will be merged with and into Purchaser or another direct or indirect wholly-owned subsidiary of Parent, with Purchaser or such other subsidiary of Parent continuing as the surviving corporation. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, Purchaser, any wholly-owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, all of which will be cancelled), will be converted into the right to receive the Share Offer Price in cash, without interest (the "Merger Price"). The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

      The Board of Directors of the Company (the "Company Board") has unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and the Company's shareholders, (ii) approved the Merger Agreement, the Offer and the Merger and
(iii) resolved to recommend that the Company's shareholders accept the Offer and approve and adopt the Merger Agreement and the Merger; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties to the Company's shareholders under applicable law. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares so accepted will be made by deposit of the Share Offer Price for those Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payment to validly tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 1 of the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase, and as otherwise required by Rule 14e-1(c) of the General Rules and Regulations under the Securities
Exchange Act of 1934, as amended (the "Exchange Act").

      The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If Parent, Purchaser or any other of Parent's other direct or indirect subsidiaries shall acquire, in the aggregate, 80% or more of the outstanding Shares in the Offer, Purchaser will effect the Merger pursuant to the short-form merger provisions of the FBCA without obtaining the approval of any other shareholder of the Company. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. The Company has agreed, if required, to cause a meeting of its shareholders to be held following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other affiliates that it controls, in favor of the approval of the Merger and adoption of the Merger Agreement.

      Under no circumstances will interest be paid on the Share Offer Price, regardless of any delay in making such payment. No interest will be paid on the consideration to be paid in the Merger to shareholders who fail to tender their Shares pursuant to the Offer, regardless of any delay in effecting the Merger or making such payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. The term "Expiration Date" means 12:00 midnight New York City time, on Friday, March 30, 2001, unless and until Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open. In that event, the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period), expires.

      Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and the provisions of the Merger Agreement, Purchaser may extend the Offer beyond the scheduled Expiration Date from time to time, with or without the Company's consent, in the following events:

      (i) from time to time, if at any scheduled Expiration Date, any of the conditions to the Offer are not satisfied or waived,

      (ii) for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer or any period required by applicable law,

      (iii) for an aggregate period not to exceed ten (10) business days (for all such extensions), if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is insufficient to result in Purchaser owning at least 80% of the then outstanding number of Shares and Purchaser has agreed to irrevocably and expressly waive all conditions to the Offer that may subsequently fail to be satisfied during such an extension of the Offer, or

      (iv) pursuant to an amendment to the Offer providing for a subsequent offering period not to exceed 20 business days (a "Subsequent Offering Period") to the extent permitted by the Exchange Act; provided, however, that the Purchaser may not extend the Offer beyond June 27, 2001 unless the sole reason the Offer shall not have been consummated by such date is that the applicable waiting periods under the HSR Act shall not have expired or been terminated, in which case the Offer may be extended until August 27, 2001.

      In addition, if any of the conditions to the Offer are not satisfied or waived on any scheduled Expiration Date of the Offer, then, if requested to by the Company, Purchaser shall extend the Offer for a period of not more than 10 business days.

      If all conditions to the Offer have been satisfied or waived, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn promptly after the Expiration Date (which Shares may not thereafter be withdrawn).

      A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Share Offer Price.

      Any extension, delay, waiver, amendment or termination of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof. The announcement in the case of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares (except during any Subsequent Offering Period). Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except as provided by law. No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights will apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See
Section 4 of the Offer to Purchase.

      For a withdrawal of Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided to Purchaser its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

      The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for additional information. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent and will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.


                    THE INFORMATION AGENT FOR THE OFFER IS:

                           [MacKenzie Partners logo]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         Call Toll-Free (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                               [Rothschild Logo]
                                ROTHSCHILD INC.
                          1251 Avenue of the Americas
                            New York, New York 10020
                   Call Toll-Free: (800) 753-5151 (Ext. 3611)
                     In New York City call: (212) 403-3611






                                 March 5, 2001





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